EXHIBIT 99.1

Precision Therapeutics Releases Highlights from FY 2017 Business Update Call

MINNEAPOLIS, April 04, 2018 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ:AIPT) (“Precision” or “the Company”), formerly Skyline Medical, a company focused on applying artificial intelligence to personalized medicine and drug discovery, today released highlights from its business update call for the three and twelve months ended December 31, 2017.

During the earnings call, members of Precision Therapeutics’ management team discussed the Company’s recent progress executing against its new growth strategy in the precision medicine market. The call also featured commentary from Kevin Hungerford, the Company’s new Global VP of Sales and Marketing, who discussed the factors behind the significant sales growth projected by the Company’s Skyline Medical division.

The call covered the following topics:

1.	Limitations of existing methods used in the testing of new cancer therapies that are currently on the market:

Dr. Carl Schwartz, Chief Executive Officer of Precision Therapeutics, commented, “For years, the search for new cancer therapies has been hampered by the lack of good biologically relevant models to test potential new therapies. Pharma companies have used so-called immortalized cell lines to test new drugs. These cell lines were originally derived from patient tumors and then modified so that they may easily be manipulated in the lab. As a result, the majority of these cell lines do not behave in the same manner as the original tumor cells, which has led to many failed drug candidates.”

As a result, the data on novel drugs that is generated from these immortalized cell lines is of questionable value. “As they say, ‘Garbage In Garbage Out’,” continued Dr. Schwartz.

Dr. Schwartz went on to explain the limitations of the patient-derived mouse and rat models that are currently used in clinical trials: “Despite the fact we understand more about the mutations and the gene expression of the tumor, laboratory models that reflect these subtle differences have been lacking. Mouse/rat models are popular but they are burdened with low throughput and high expense which has impacted their adoption both for recommending patient therapy as well as for screening of new drugs.”

2.	Why the Company’s approach represents an advancement over current practices:

The Company formed TumorGenesis as a subsidiary in February of this year and appointed Dr. Mark Collins, Vice President of Innovation and Strategy at Helomics Corporation, as its President. TumorGenesis aims to develop tumor models that closely mimic the behaviour of tumors inside the body.

The TumorGenesis approach uses fresh tumor tissue from the patient.  The full quality of the tumor is captured using tags that target each cancer cell subtype within the specific tumor. The tumor is then ‘reassembled’ on a 3D scaffold in an environment that closely mimics the patient’s own body. The Company has already made meaningful progress executing on its plans to advance the development of these next generation tumor models by signing licensing agreements with three companies:  SyntArray, LLC, 48Hour Discovery and CellBridge Incorporated.

“Unlike the traditional mouse model, this approach is scalable for high throughput using standard consumables, equipment and reagents,” commented Dr. Schwartz. “By implementing this strategy and developing tumor models that closely mimic the behaviour of tumors inside the body, we believe Precision Therapeutics has a huge opportunity to become a crucial partner to the healthcare industry and build value for our shareholders.”

3.	Precision Therapeutics’ 25% stake in Helomics Corporation, a personalized medicine and precision cancer diagnostic company

The Helomics’ Precision Oncology Insights service provides oncologists and their patients with a personalized, precision roadmap for therapy based on testing the response of the patient’s own tumor to a panel of standard of care drugs. Unlike many current approaches that simply look for mutations in key cancer genes, for which there are very few approved drugs, the Helomics Precision Oncology Insights service uniquely combines the drug response with the mutation/expression profile of the patient’s own tumor to provide actionable data to guide patient therapy.

During the call, Jerry Vardzel, Chief Executive Officer of Helomics Corporation, explained how the Helomics business will be impacted by the development of the TumorGenesis approach: “We believe that the TumorGenesis approach will be a major step forward in being able to test drugs in a model system that closely mimics the way a tumor grows in the body.

“Firstly, adopting the TumorGenesis approach will benefit Helomics by significantly enhancing the precision of the tumor drug response testing we currently perform by providing a model that captures the full heterogeneity of the tumor and grows the tumor in 3D and in more physiologically relevant way. Secondly, it will provide higher quality, more biologically relevant data to improve the decision-making power of the Helomics D-CHIP AI platform. This in turn will result in the D-CHIP becoming a very comprehensive AI-powered model of tumor biology, complete with drug response, and genomic information that can be used both for clinical, research and diagnostic use. Thirdly, Helomics will expand and store these tumor cells creating a one-of-a-kind, patient-derived tumor biobank that can be used for the testing of new drugs in partnership with Pharma companies.”

Mr Vardzel concluded, “As you can see, TumorGenesis and Helomics hold significant potential to revolutionize the development of precision cancer therapies and diagnostics.”

4.	Sales progress at Skyline Medical, a division of Precision Therapeutics

In 2017, the Company implemented a refocused sales and marketing campaign, which included the hiring of key sales personnel, increased participation at major industry conferences and an awareness campaign to encourage its customers to use its disposable products, which are an important source of recurring revenues to the Company.

The Company sold ten STREAMWAY Systems in 2017, five of which were sold in the fourth quarter of 2017. “This demonstrates the continued traction of our sales and marketing campaign,” commented Dr. Carl Schwartz.

Mr. Kevin Hungerford, Global Vice President of Sales and Marketing, commented on the 2018 outlook for the Skyline Medical division. “In the first three months of 2018, the company sold 16 STREAMWAY Systems demonstrating significant growth compared with the 10 units sold throughout all of 2017. Four of the 16 unit sales were incremental sales to a prominent Minnesota based hospital system. Generating additional unit sales to existing customers, is not only a faster method of securing sales, it also validates the Company’s market positioning as a credible and industry-leading provider of medical waste management solutions.”

The Company has also made initial investments in its international commercial strategy by signing independent distribution agreements in Australia, Canada and Switzerland. In early 2018, the company opened European headquarters in Brussels, Belgium and appointed a Vice President of International Sales.

Mr. Hungerford concluded, “While our commercial activities in international markets are at a very early stage, we're encouraged by the progress made to date. We expect to secure 100 STREAMWAY Systems in 2018. This number is based on our current relationship with potential and existing customers throughout the United States.”

A webcast of the event is available on the Investors section of the Company’s website at www.skylinemedical.com

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About Precision Therapeutics Inc.

Precision Therapeutics (NASDAQ: AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal.

Precision Therapeutics' CRO services business is committed to improving the effectiveness of cancer therapy using the power of artificial intelligence (AI) applied to rich data diseases databases. This business has launched with Precision Therapeutics' investment in Helomics Corporation, a precision diagnostic company and integrated clinical contract research organization whose mission is to improve patient care by partnering with pharmaceutical, diagnostic, and academic organizations to bring innovative clinical products and technologies to the marketplace.  In addition to its proprietary precision diagnostics for oncology, Helomics offers boutique CRO services that leverage our patient-derived tumor models, coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to our client's specific needs. Helomics is 25% owned by Precision Therapeutics.  Helomics® is headquartered in Pittsburgh, Pennsylvania where the company maintains state-of-the-art, CLIA-certified, clinical and research laboratories. For more information, please visit www.Helomics.com.

Precision Therapeutics has also announced the formation of a subsidiary, TumorGenesis, to pursue a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. Precision Therapeutics and Helomics have also announced a proposed joint venture with GLG Pharma focused on using their combined technologies to bring personalized medicines and testing to ovarian and breast cancer patients, especially those who present with ascites fluid (over one-third of patients). The growth strategy in this business includes securing new partnerships and considering acquisitions in the precision medicine space.

Sold through the Skyline Medical business of Precision Therapeutics, The STREAMWAY System virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement, and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns. Other risks and uncertainties relating to the Company include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues;  sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:
Investor Relations
KCSA Strategic Communications
Elizabeth Barker
(212) 896-1203
ebarker@kcsa.com

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